FOR IMMEDIATE RELEASE

Investor Relations Contact(s):	Press and Industry Analyst(s):
Robert Strickland	Janine Roth
Chief Financial Officer	Vice President Corporate Development
925-245-3413 (voice)	925-245-3400 (voice)
925-245-3510 (fax)	925-960-0427 (fax)
investor.relations@adept.com	janine.roth@adept.com

ADEPT TECHNOLOGY, INC. REPORTS STRONG TOP LINE REVENUE GROWTH
IN FIRST QUARTER FISCAL 2006

Both Intelligent Robotic and Worldwide Service Operations Show Substantial Margin Improvement

LIVERMORE, CA, November 2, 2005—Adept Technology, Inc. (OTC: ADEO-OB) today announced results of its operations for its first quarter fiscal 2006 which ended October 1, 2005. Revenues were $14.6 million, an increase of $3.3 million or 29.6% over the comparable period in fiscal 2005. Gross margin for the first quarter 2006 was $7.5 million, an increase of $2.0 million or 36.7% from the same period of the prior year. Adept reported net income of $160,000 or $0.03 per basic share for the three months ended October 1, 2005, versus net income of $40,000, or $0.01 per basic share, for the same period a year ago. The results compared with the same quarter in fiscal 2005 are highlighted in the table below:

Time Period	Revenue from Continuing Operations	Gross Margin	Operating Income	Net Income (Loss)	Basic EPS
Current quarter: Q1-06	$14,641	$7,474	$358	$160	$0.03
Prior year’s quarter: Q1-05	$11,293	$5,466	$6	$40	$0.01
Change from Q1-05 to Q1-06	29.6%	36.7%	5867%	300%	200%

“The first quarter of fiscal 2006 showed the best operational performance since I have been with the company,” said Robert Bucher, Chairman and CEO. “Adept posted a robust top line revenue growth and a historic high gross margin. Adept nearly doubled its service revenue and increased assembly robot revenue from vertical market sales in the USA and S.E. Asia. European revenue was relatively high for a summer quarter, due to design win bookings and new customers in Germany and France. And with volume delivery of the new Adept MotionBLOX™ motion control platform, Adept’s margins continue to improve, reflecting common Adept “Smart Servo” software and system investments.”

During the quarter, Adept also launched Adept Python™, a high performance, but low cost, line of linear robots, an extended reach Adept Viper™ 6-axis robot and a smaller footprint, Adept Cobra™ SCARA 4-axis robot. As part of this major product introduction, Adept invested in trade show and seminar participation and added new product and service sales and support staff. This included an aggressive “brand label” marketing effort to expand Adept’s served markets and geographies. “With these investments we have balanced our new organization between sales and marketing, product development, and field service and support to achieve and maintain good top line growth,” commented Robert Bucher.

New marketing methods and distribution tools are also being deployed. Adept’s updated web-site (www.adept.com) now allows customers to define, customize and order complex robotic systems, online, from anywhere in the world. Production line designers can build complete one, two and three axis Adept Python robots with Adept controls, cabling, brackets, mounts, etc. This powerful tool builds standard commercial 3D and 2D CAD (computer aided design) files and, once completed, generates the proposal and working files required to immediately launch manufacturing. The result is a custom product delivered to the customer in weeks, versus months, with perfect fit and maximum quality. Bucher continued, “Online design with www.adept.com is a breakthrough service for our customers who want Adept quality robotics, Adept 24/7 parts and support, and fast product delivery anywhere in the world.”

Details of the First Quarter

Statement of Operations Highlights - Three months ended October 1, 2005

•	Adept, the largest industrial robot manufacturer in the USA, delivered 52% more SCARA and 6-axis intelligent multi-axis robots in the first quarter of fiscal 2006 than the same period last year.

•	Adept launched and delivered MotionBlox 10 and MotionBlox 40, a new generation of high reliability, networked, one- and four-axis motion controllers with Adept Smart Servo™ performance and precision.

•
Adept launched and delivered the Adept Viper 850 intelligent 6-axis robot, the Adept Cobra 350 intelligent SCARA robot and the Adept Python intelligent linear robot. With this new product launch, the Adept portfolio is the industry’s most complete robotic product line for small part Material Handling and Assembly automation.

•
Revenue for the first quarter of fiscal 2006 increased 29.6% from the first quarter of fiscal 2005. The increase resulted from strong sales in both the Robotics and Service business segments. Robotics segment revenues increased due to continuing strong sales of 4-axis Cobra robots and improving sales of the new 6-axis Viper robots, partially offset by reduced revenues from vision software. The Service segment benefited from very substantial growth in revenues from the sale of remanufactured robots.

•
Gross margin was 51.0% in the first quarter of fiscal 2006 compared to 48.4% in the same quarter of fiscal 2005. The gross margin improvement resulted from a sales mix favoring higher margin products, as well as improved robot component designs, increased outsourcing of robot subassemblies, and reduced manufacturing overhead costs.

•
Research & Development (R&D) expense in the first quarter of fiscal 2006 increased 14.5% from the first quarter of fiscal 2005. The growth in R&D outlays was the result primarily of increased expenditures for software development activities.

•
Selling, General & Administrative (SG&A) expense increased 36.2% in the first quarter of 2006 as compared with the first quarter of 2005. The increases are primarily due to several sales and marketing projects for new product launches and sales development activities, plus higher expenses for audit work and legal review relating to corporate governance matters as well as the company’s public reporting requirements, partially offset by a reduction in charges for bad debt.

•	Restructuring expenses for the first quarter of fiscal 2005 reflect a reversal of $42,000 of previously accrued restructuring charges as we subleased an unused field sales office.

•
Currency exchange loss in the first quarter of fiscal 2006 was $164,000 as compared with a gain of $83,000 in the first quarter of fiscal 2005. The currency exchange gains and losses are primarily related to movement in the Euro as compared with the U.S. Dollar.

Balance Sheet Highlights - October 1, 2005

•
Adept’s cash and short-term investment balance at October 1, 2005 was $3.8 million as compared to $5.3 million at June 30, 2005. The principal reason for the reduced cash position was the increase in trade receivables.

•
Net accounts receivable at October 1, 2005 was $14.2 million, an increase of $3.0 million or 26.6% from the balance at June 30, 2005. Trade accounts receivable days sales outstanding (DSO) at October 1 were 79 days compared to 68 days at June 30, 2005. The increase in receivables is primarily the result of strong sales for the quarter.

Balance Sheet Highlights - October 1, 2005 (Continued)

•	Inventories at October 1, 2005 were $10.1 million, a decrease of 0.7% from $10.2 million at June 30, 2005.

Analyst Conference Call and Simultaneous Webcast

Robert Bucher, Chairman and Chief Executive Officer and Robert Strickland, Vice President and Chief Financial Officer will host an investor conference call today, November 2, 2005, at 5:00p.m. Eastern Time to review the company’s financials and operations for the first quarter of fiscal 2006. The company intends not to provide statements regarding the company’s anticipated financial performance. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through the investor relations section of our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com, www.streetevents.com and www.fulldisclosure.com. A telephonic playback of the conference call will also be available for five business days from Wednesday, November 2, 2005 to Wednesday, November 9, 2005. Listeners should call 719-457-0820 or 888-203-1112 and use CODE No. “2218604.”

About Adept Technology, Inc.

Adept Technology, Inc. designs, manufactures and markets robotic systems, motion control and machine vision technology for global markets including automotive, consumer electronics, consumer goods, disk drive, food, industrial tooling, medical devices, and pharmaceutical. Adept robots, controllers, and software are used for small parts assembly, material handling and packaging. Adept intelligent automation product lines include industrial robots, configurable linear modules, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, and systems and applications software. Founded in 1983, Adept Technology is the largest U.S.-based manufacturer of industrial robots. More information is available at www.adept.com

Forward-Looking Statements

This press release may contain certain forward-looking statements including statements regarding cost controls, margins, expenses, revenues, strategic marketing initiatives, and market shares that involve a number of risks and uncertainties. The company’s actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, its customers’ ability to pay invoices in a timely manner; the risk that some of its customers may become insolvent; future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; risks of acceptance of the company’s new or current products in the marketplace; the financial and operating risks and regulatory requirements associated with the company’s international operations; the company’s limited cash resources; the cyclicality of capital spending of the company’s customers and lack of long-term customer contracts; the company’s dependence on the continued growth of the intelligent automation market; the company’s highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company’s products; the company’s significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with the seasonality of the company’s products; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; the company’s ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; or risks associated with variations in our gross margins based on factors which are not always in our control.

For a discussion of risk factors relating to Adept’s business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2005 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Factors Affecting Future Operating Results contained therein.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended
	October 1,	October 2,
	2005	2004

Revenues	$14,641	$11,293
Cost of revenues	7,167	5,827
Gross margin	7,474	5,466
Operating expenses:
Research, development and engineering	1,902	1,661
Selling, general and administrative	5,165	3,793
Restructuring expenses (reversals)	-	(42)
Amortization of other intangibles	49	48
Total operating expenses	7,116	5,460

Operating income (loss)	358	6

Interest income (expense), net	(28)	(37)
Currency exchange gain (loss)	(164)	83

Income before income taxes	166	52
Provision for income taxes	6	12
Net income	$160	$40

Basic net income per share	$0.03	$0.01

Diluted net income (loss) per share	$0.02	$0.01

Basic number of shares used in
computing per share amounts:	6,173	5,978

Diluted number of shares used in
computing per share amounts:	7,971	7,801

Note: Amounts for prior periods have been reclassified to conform to present year’s presentation.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	October 1,	June 30,
	2005	2005 (a)

ASSETS

Current assets:
Cash and cash equivalents	$3,754	$5,334
Accounts receivable, less allowance for doubtful accounts of
$855 at October 1, 2005 and $754 at June 30, 2005	14,156	11,184
Inventories	10,130	10,201
Prepaid expenses and other current assets	384	642

Total current assets	28,424	27,361

Property and equipment at cost	10,563	10,112
Less accumulated depreciation and amortization	9,000	8,869
Net property and equipment	1,563	1,243

Goodwill	3,176	3,176
Other intangibles, net	179	228
Other assets	187	201

Total assets	$33,529	$32,209

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$3,000	$3,000
Accounts payable	6,964	6,916
Accrued warranty	1,944	2,040
Other accrued liabilities	3,209	2,310

Total current liabilities	15,117	14,266

Commitments and contingencies

Long term liabilities:
Subordinated convertible note	-	-
Other long term liabilities	216	242

Redeemable convertible preferred stock	-	-

Total shareholders' equity	18,196	17,701

Total liabilities and shareholders' equity	$33,529	$32,209

(a) Based on audited information included on Form 10-K for fiscal year ended June 30, 2005.